Exhibit 10.27

Personal & Confidential
Without Prejudice
Delivered by E-Mail

August 29, 2006

Robert Kirkman

Dear Bob:

I am pleased to offer you the full-time Edmonton based position of President & Chief Executive Officer at Biomira Inc.

The following confirms our offer:

  1.
  Salary: Your salary will be US$ 320,000 per annum and will be reviewed annually. Salaries are paid twice a month, by direct deposit, on the 15th and the second last banking day of each month.

  2.
  Variable Pay: You will be eligible for variable pay at the 50% (fifty percent) Target level. The Variable Pay plan is governed by the "Biomira Inc. (Canada) Employee Incentive Program" document and the terms of this document will govern. Goals for the plan are established at the beginning of the year, and payment is made following the close of the year.

  3.
  Signing Bonus: Biomira will pay a signing bonus of US$ 100,000. If you resign within one year of receiving the bonus, the entire amount is repayable. If you resign within two years of receiving the bonus one-half of the amount will be repayable to the company.

  4.
  Stock Options: You are eligible to participate in Biomira's non-qualified Stock Option Plan. The plan is governed by the "Biomira Inc. Amended and Restated Share Option Plan (the "Option Plan") and the terms of this document will govern. A total of 2,700,000 optioned shares of the Company (the "Option") were granted at the Board of Directors meeting on August 28, 2006 contingent upon you signing this offer letter. The Grant Date (as such term is defined in the Option Plan) of the Option shall be the date upon which you sign this offer letter, in accordance with the resolution passed at the Board of Directors meeting. This grant is subject to compliance with any regulatory authorities and requirements.

  The options will vest 1/3 per year over 3 years, and will expire 8 years after issue.

BIOMIRA INC. 2011 - 94 St. Edmonton, AB, Canada T6N 1H1 Tel: (780) 450-3761 Fax: (780) 463-08971
http://www.biomira.com

  During your first year of employment if more shares of the Company are issued for financing or expanding the business purposes, you will be granted an option to purchase a number of shares equal to 3% of the amount issued in the form of optioned shares. This is subject to compliance with any regulatory authorities and requirements.

  In the event of a change of control, the following will apply with respect to options:

    •
    If the change of control happens prior to September 1st, 2007, any unvested options up to 1/2 of the initial grant will vest immediately;

    •
    If the change of control happens after September 1st, 2007, any unvested options will vest immediately.

  5.
  Severance: In the event your employment is terminated for reasons other than "cause" as the term is interpreted according to the laws of the Province where you were based immediately prior to your termination severance will apply.

  "Cause" for the purpose of this agreement shall include but not be limited to (i) willful engaging in illegal conduct or gross misconduct which is injurious to the Company or an affiliated company, (ii) being convicted of, or entering a plea of nolo contendere or guilty to, a felony or a crime of moral turpitude; (iii) engaging in fraud, misappropriation, embezzlement or any other act or acts of dishonesty resulting or intended to result directly or indirectly in a gain or personal enrichment to you at the expense of the Company or an affiliated company, (iv) material breach of any written policies of the Company or an affiliated company, or (v) willful and continual failure substantially to perform your duties with the Company, which failure has continued for a period of at least 30 days after written notice by the Company.

  In the event of severance or if there is a "change of control" as defined in "Exhibit A" of the Option Plan, the following will apply:

    i)
    Lump sum payment of one year's base salary, less required withholding,

    ii)
    Lump sum payment equivalent of variable pay at target for one year following termination, less required withholding, and,

    iii)
    Stock options will follow the schedule detailed in item 4.

  6.
  Temporary Accommodations: Biomira will provide a studio apartment for a period of 2 years and pay out of pocket travel costs between Seattle and Edmonton. This 2 year period covers the period where you are commuting to work in Edmonton as CEO of our Company.

  7.
  Vacation: We will provide an annual vacation of 4 (four) weeks.

  8.
  Employee Benefit Plan: You will become eligible for our US benefit plan. The plan provides extended health care, dental, life insurance, accidental death & dismemberment, and long-term disability coverage. These plans are governed by various plan documents which are provided by the Company's benefits carrier.

  9.
  Retirement Savings Plan: You will become eligible for Biomira matching contributions into the company's 401(k) plan. Biomira will match your contributions into the plan, up to a maximum of 3% of your monthly gross salary (subject to maximums as deemed by law). Contributions to this plan are made through payroll deductions. This plan is governed by plan documents provided by our carrier for this benefit.

  10.
  Confidentiality Agreement: To protect the company's proprietary interests, all of Biomira's employees are required to sign a Confidentiality Agreement as a condition of employment.

  11.
  Health and Safety: Biomira is vitally interested in the health and safety of all workers and is conducting its business in an environmentally responsible manner. Protection of employees from injury at the workplace and occupational disease, while ensuring that business is conducted in an environmentally responsible manner are continuing objectives. As part of our policy promoting the safety of our staff and the products they manufacture, as a condition of our employment and continued employment, you will be required to comply with all health assessment and medical testing relevant to your position.

  12.
  Debarment: As a condition of employment and to protect the company's interests, you hereby certify that you have not been debarred and are not subject to debarment under section 306 of the United State Food, Drug, and Cosmetic Act (21 USC 355a) or comparable provision of any other applicable law.

  13.
  Working Visa: This offer is subject you being able to obtain a visa to work in Canada. The Company will aid you in obtaining a work visa.

  14.
  Tax Minimization: Subject to tax advice, Biomira will structure your total compensation to minimize the tax effect of residing in the U.S. while working full-time in Canada.

  15.
  Other Terms & Conditions: This offer letter fully conveys the details of our offer. All other terms and conditions of employment not mentioned herein are consistent with Biomira Inc.'s corporate policies.

  16.
  Commencement Date: For your duties in conjunction with this offer of employment, the commencement date for this position is September 5th, 2006.

        We look forward to you joining our team at Biomira. To confirm acceptance, please sign below, retain a copy for your records, and return the original to me. If you have any questions, please do not hesitate to contact me.

Sincerely,

/s/ Eric E. Baker Eric E. Baker Chairman of the Board
Accepted this 29th day of August, 2006
/s/ Robert Kirkman Robert Kirkman